Exhibit 99.1

UPDATED - Aureus Greenway Holdings , Inc. Announces Twenty Six Million Dollar Private Placement Priced At-The Market under Nasdaq Rules

Kissimmee, FL, July 23, 2025 Aureus Greenway Holdings Inc. (the “Company”, “Aureus Greenway”, “we”, “us”, “our”) (Nasdaq: AGH), an owner and operator of daily fee golf country clubs in the state of Florida, today announced that it has entered into definitive securities purchase agreements dated July 23, 2025 with accredited and institutional investors for the issuance and sale of units consisting of common stock (each a share of “Common Stock”) (or pre-funded warrants (“Pre-funded Warrants”) to purchase in lieu thereof) together with common A warrants and common B warrants (each of the common A and common B warrants a “Common Warrant”) to purchase the same number of shares of common stock (or Pre-funded Warrants) of the Company at a price of 0.87 per unit, on a brokered private placement basis, for aggregate gross proceeds of approximately $26 million, before deducting fees and offering expenses.

The Company will be issuing a combination of 29,885,057, shares of common stock (or Pre-funded Warrants in lieu thereof), common warrants A to purchase 29,885,057 shares of common stock, and common warrants B to purchase 29,885,057 shares of common stock. Each Pre-funded Warrant will entitle the holder to acquire one share of common stock at an exercise price of $0.0001 per share, each common warrant A will be immediately exercisable and entitle the holder to acquire one share of common stock at an exercise price of $1.00 per share, for a period of five years following the closing of the Offering and each common warrant B will be immediately exercisable and entitle the holder to acquire one share of common stock at an exercise price of $1.25 per share, for a period of five years following the closing of the Offering. The private placement is expected to close on July 25, 2025, subject to customary closing conditions.

The Company intends to use the proceeds from the offering for working capital and general corporate purposes.

Revere Securities LLC and Dominari Securities LLC are acting as co- placement agents for the Offering.

The securities offered and sold by the Company in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock and shares underlying the Pre-funded Warrants and Common Warrants to be issued in the private placement. Any resale of the Company’s shares under such resale registration statement will be made only by means of a prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities will not be registered under the Securities Act or any state securities laws when issued at the closing of the private placement, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Aureus Greenway Holdings Inc.

Aureus Greenway Holdings Inc. (Nasdaq: AGH), owns and operates daily fee golf country clubs in the state of Florida that are designed to appeal to a wide-ranging population. The combination of our strategic locations and approachable golf-courses attracts both local and tourist demographics, allowing us to offer a variety of golf experiences while capturing a broad share of discretionary leisure spending. For more information, please visit our website at www.aureusgreenway.com.

Forward-Looking Statements

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include predictions, expectations, estimates, and other information that might be considered future events or trends, not relating to historical matters. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Aureus Greenway’s Annual Report on Form 10-K for the year ended December 31, 2024, and its periodic filings with the SEC provide a detailed discussion of these risks and uncertainties. There can be no assurance that Aureus Greenway will be able to complete the offering on the anticipated terms, or at all. Aureus Greenway does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, as required by law.

Contact:

Aureus Greenway Holdings Inc.

aureus@golfkissimmeebay.com